EXHIBIT 19.1

Updated as of January 1, 2025

INSIDER TRADING POLICY
From time to time, employees1 and members of the Board of Directors of IDEXX Laboratories, Inc. (“Board Members”) may possess or have access to material information concerning the business or prospects of IDEXX Laboratories, Inc. and its subsidiaries (collectively, “IDEXX” or the “Company”) that, for valid business reasons, has not yet been disclosed to the public. If an employee or Board Member engages in any transaction in IDEXX securities when aware of or in possession of material, nonpublic information concerning IDEXX, he, she or they may have violated the federal securities laws and may be subject to civil and criminal penalties (up to and including imprisonment), including the possibility of monetary damages, which, in certain instances, can be tripled. This potential liability applies to all employees of IDEXX, not just to our Board Members, officers or senior managers. In addition, litigation involving charges of insider trading can result in adverse publicity, embarrassment and reputational harm for IDEXX and its Board Members and employees.
IDEXX has adopted this Insider Trading Policy to help its employees and Board Members comply with the insider trading prohibitions under the federal securities laws, to prevent even the appearance of improper insider trading and to protect IDEXX’s reputation for integrity and ethical conduct.
Insider Trading Policy Statement
It is IDEXX’s policy that no employee or Board Member may:
•buy, sell or otherwise trade, directly or indirectly, in IDEXX securities while aware or in possession of any material, nonpublic information concerning IDEXX;
•“tip” or provide any material, nonpublic information concerning IDEXX to another person unless required as part of that employee’s regular duties for IDEXX and authorized by the General Counsel; or
•buy, sell or otherwise trade, directly or indirectly, in securities of any other company (including, without limitation, a current or prospective IDEXX customer, supplier, joint venture participant, partner, or party to a potential transaction) while aware or in possession
1 For purposes of this Insider Trading Policy, “employees” include any and all permanent employees and temporary employees (including interns, seasonal employees and employees on probationary periods), whether full-time or part-time, of IDEXX Laboratories, Inc. or any of its subsidiaries and certain IDEXX contractors, consultants or other third parties as the General Counsel may determine should be subject to this Insider Trading Policy.

of any material, nonpublic information concerning that other company and that was obtained in the course of his, her or their employment, service or relationship with IDEXX.2
There is no exception to this policy, even for hardship (such as personal financial emergency).
If a person ceases to be an employee or a Board Member at a time when he, she or they are aware or in possession of material, nonpublic information concerning IDEXX or another company, the prohibition on buying, selling or otherwise trading, directly or indirectly, in IDEXX securities or securities of that other company shall continue to apply to such person until that information has become public or is no longer material. In all other respects, however, the procedures set forth in the Addendum to this Insider Trading Policy will cease to apply to a Board Member’s or employee’s transactions in IDEXX securities upon the expiration of any quiet period that is applicable to his, her or their transactions at the time he, she or they cease to be a Board Member or employee.
Certain Exceptions
The prohibition on buying, selling or otherwise trading, directly or indirectly, in IDEXX securities while aware or in possession of any material, nonpublic information concerning IDEXX does not apply to:
•the exercise of stock options (i.e., purchase of the underlying IDEXX shares), although this exception does not apply to a cashless exercise/same-day sale of stock options or a sale of shares obtained upon the exercise of stock options, each of which is subject to the prohibition;
•the purchase of IDEXX shares through participation in IDEXX’s employee stock purchase plan;
•the receipt of IDEXX shares issued upon the vesting of restricted stock units;
•the withholding of otherwise issuable IDEXX shares to satisfy tax withholding requirements upon the vesting of restricted stock units;
•the receipt of a distribution of deferred stock units in the form of IDEXX shares in accordance with an IDEXX deferred compensation plan; and
•trades made pursuant to a Rule 10b5-1 trading plan that complies with the requirements described under “Approved 10b5-1 Plans” in the Addendum to this Insider Trading Policy.
Who Is Required to Comply with the IDEXX Insider Trading Policy?
All IDEXX employees located anywhere in the world and all Board Members are required to comply with this Insider Trading Policy, regardless of whether they own any IDEXX securities (such as IDEXX stock, stock options or restricted stock units).
2 For example, an IDEXX employee may obtain in the course of his, her or their employment with IDEXX information about a major contract being negotiated with the other company. It is important to remember that information that is not material to IDEXX may nevertheless be material to the other company.

This Insider Trading Policy also applies to any family member of an employee or Board Member sharing the same address or who is financially dependent upon such employee or Board Member and to any corporation, partnership, trust or other entity owned or controlled by an employee or Board Member or such a family member of an employee or Board Member.
Definition of Material, Nonpublic Information or Inside Information
Information is considered to be “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold IDEXX securities.
Some examples of the types of information that may be considered “material” include:
•revenue or earnings estimates;
•a significant merger or acquisition;
•a product launch or delay or other significant product development, invention or discovery;
•securities offerings;
•a significant cybersecurity breach at IDEXX; and
•significant developments relating to a major contract.
“Nonpublic information” is any information that has not been broadly disseminated to the investing public. We consider information to have been broadly disseminated to the investing public when:
•it has been publicly disclosed through an appropriate channel (such as an SEC filing or a press release distributed to national wire services); and
•a sufficient amount of time has elapsed since the public disclosure to permit the investing public to absorb and evaluate the information.
When IDEXX information is material and has not been broadly disseminated to the investing public, it is called “material, nonpublic information” or “inside information.”
The most dangerous time to engage in transactions in IDEXX securities is in advance of the public release of inside information relating to IDEXX, such as quarterly or year-end results or other important news, and the safest time is the period shortly following the release and publication of such information. Even after such information has been released to the public, it is important to wait until a sufficient amount of time has elapsed for the information to be absorbed and evaluated by the investing public.
If you are unsure whether any information constitutes material, nonpublic information concerning IDEXX or any other company, please contact the General Counsel’s office at GeneralCounsel@idexx.com.

Maintain the Confidentiality of All Nonpublic Information
For competitive, security and other business reasons, as well as to comply with federal securities laws, all individuals subject to this Insider Trading Policy must maintain the confidentiality of any nonpublic or confidential information obtained during the course of your employment or affiliation with IDEXX.
To comply with this requirement, unless expressly authorized by the General Counsel in writing or in compliance with an effective, Company-approved non-disclosure or confidentiality agreement, do not disclose any nonpublic or confidential information obtained during the course of your employment or affiliation with IDEXX:
•to any other IDEXX employee, unless that employee has a need to know such information and is otherwise authorized or permitted to know such information;
•to any person who is not an IDEXX employee or Board Member – including, but not limited to, any friends, family, social acquaintances, business acquaintances or “expert network firms”; or
•by posting or publishing any such information on social media – including, but not limited to, Facebook, Twitter or Instagram.
As noted above, you are not permitted to provide information to “expert network firms.” These firms seek industry sources to arrange consultations with their clients, which can include private equity funds, hedge funds and other institutional investors who are considering investment in our industry. Expert network firms may seek to engage you as a consultant due to your knowledge of IDEXX, our overall industry or the market. Your provision of consulting services to any “expert network firm” creates the risk that you will use or disclose nonpublic or confidential information in violation of this Insider Trading Policy and may represent a conflict of interest under the IDEXX Code of Ethics. As a result, you may not act as a consultant for any expert network firm.
Consequences of Any Violation of the Insider Trading Policy
In addition to any civil and criminal penalties (up to and including imprisonment) that may be imposed due to any violation of federal securities laws, any IDEXX employee or Board Member who violates this Insider Trading Policy shall become subject to disciplinary action, up to and including termination of employment.
IDEXX Securities Transactions by IDEXX
From time to time, IDEXX engages in transactions in IDEXX securities, and it is IDEXX’s policy to comply with applicable securities laws when engaging in such transactions.
Questions
If employees or Board Members have any questions about this Insider Trading Policy or are unsure whether a transaction in IDEXX securities or securities of another company will inadvertently give rise to an insider trading violation or a violation of this Insider Trading Policy, they should contact the General Counsel’s Office for guidance at GeneralCounsel@idexx.com.